lease for industrial space

according to the model laid down by the Council for Real Estate in October 1988. Reference to this model shall only be permitted if the text filled in, added or deviating is clearly recognisable as such. Preferably any additions and deviations are to be included under the heading "special provisions".

The undersigned:

G.W. van de Grift Onroarend Goed B.V.

established/residing in

Soest, at Kerkstraat 19, P.O. Box 268, 3760 AC SOEST, tel. 02155 - 14691,
and/or Mr             yet to be specified,

                                        hereinafter called: "lessor"

and

Koninklijke Fabrick Inventum, for the purposes of this matter legally represented by its managing director N. de Jager M.Sc.

established/residing in

Bilthoven at Layenseweg 101, P.O. BOX 4, 3720 AA BIL'HOVEN, tel. 030 - 290855,

                                        hereinafter called: "leasee",

have entered into the following lease:


Object, purpose, floor load

         1.1 This agreement relates to the object hereinafter called "the property hired", locally known as Galvanibaan/Struktuurbaan in Nieuwegein, all this in accordance with a provisional building plan of August 1991 and specifications and drawings to elaborated in conformity with that plan for an industrial pavilion with offices, standing and located at Plettenburg in Nieuwegein, Galvanibaan/Struktuurbaan, in accordance with the cadastral map and also the finishing level in the letter of 26th August 1991 from Schoeman Makelaars to Inventum B.V. and has been indicated in more detail on the drawing and/or description of the hired property attached to this instrument and signed by the parties.

         1.2 The lessee shall use the property hired only as office and industrial space for its Inventair aviation division.

         1.3 The maximum permissible load of the floors of the property hired is:

a.   on the ground floor 2,000 kg/m2

b.   of the other spaces 450 kg/m2

Conditions

         2.1 This agreement also comprises:

a. The general provisions for the lease of an industrial space, filed at the office of the clerk of the District Court of The Hague on 12th April 1989 and registered there under number 58/1989, hereinafter called "general provisions". These general provisions are known to the parties. The lessee has received a copy of them.

b. The provisions of the property division agreement, the corresponding rules of division of ownership and any bye-laws determined, in so far as these provisions apply and if the property hired forms part of a building or complex that has been divided into apartments.

         2.2 The rules following from 2.1 shall apply except in so far as they are deviated from in the following provisions or application in respect of the property hired is not possible.

Duration, renewal and termination.

         3.1 This agreement has been entered into for a 10-year (ten-year) period, commencing on the first of the month following the month in which the delivery of the newly built property hired has been made.

         3.2 During the period mentioned in 3.1 the parties cannot terminate the agreement before the agreed time by giving notice. For termination at the end of this period notice will have to be given in accordance with 3.4.

         3.3 If the period mentioned in 3.1 ends without notice in accordance with 3.2 the agreement shall continue for a following 5-year (five-year) period, so until 15 years after the lease commenced in accordance with the above-mentioned scheme.

         The agreement shall only end at that time, however, if notice is given in accordance with 3.4. If such notice is not given the agreement shall continue for a following 1-year (one-year) period and so on, but always subject to notice in accordance with 3.4 by the end of a following period.

         3.4 The agreement can only be terminated by writ or registered letter and with observance of at least 12 (twelve) months' notice before expiry of the current period.
         3.5 This article shall leave intact the provisions under 7 of the general provisions.

Obligation to pay, period of payment.
         4.1  The lessee's obligation to pay consists of:
-    the rent
- the value added tax legally due on this rent and this charge or an amount corresponding to it as referred to under 5.
         4.2 The rent shall be F1 573,000.00 on an annual basis say FIVE HUNDRED AND SEVENTY-THREE THOUSAND GUILDERS. After expiry of 12 months, for the first time 12 months after the date of commencement of the lease and so on, the rent shall be raised in accordance with article 4 of the general provisions.
         4.3 The charge for additional supplies and services shall be determined in accordance with article 11 of the general provisions and a system of advance payments with later settlement shall be applied to this charge, as indicated there.
         4.4 The rent and the advance on the charge for additional supplies and services and the value added tax or the corresponding amount shall be payable in advance, always before or on the first day of the period to which the payment relates.
         4.5  For every lease period of 3 (three) month(s)
-    the rent shall be                            F1 143,250.00
-    the advance on the charge for heating
     or hot water supply                          n.a.
-    the advance on the charge for
     additional supplies and services             n.a.

so that the lessee has to pay in total            F1 143,250.00

say  ONE HUNDRED AND FORTY-THREE THOUSAND TWO HUNDRED AND FIFTY GUILDERS

         to be increased by the legally due value added tax or the corresponding amount as referred to under 5.
         4.6 In view of the date of commencement of this agreement the first period of payment shall relate to a period yet to be fixed and the amount payable for this first period is yet to be determined, to be increased by the legally due value added tax or the corresponding amount as referred to under 5. The lessee shall pay this amount before or on the date of delivery of the hired property to the lessee.

Value added tax


         5.1 All the amounts mentioned in this agreement shall be exclusive of value added tax on the rent. The lessee shall owe value added tax on the rent and the charge for additional supplies and services. The value added tax shall be charged by the lessor and must be paid simultaneously with the rent and the charge for additional supplies and services, or the advance thereon.

         5.2 The lessee hereby grants an irrevocable power of attorney to the lessor to submit a request as referred to in Section 11(1)(b)(5) of the Income Tax Act 1968 (taxed lease option) on his behalf as well. On request he shall co-sign this request within fourteen days after he has received it for the purpose from the lessor and shall put it at the lessor's disposal again.

         5.3 If the request is not submitted within the period set for it by law or is not granted, the lessee shall owe not only the rent and the charge for additional supplies and services or the advance thereon but also an amount that corresponds to the amount in value added tax that would have been payable if the request had been granted. The same shall apply if the request is granted with effect from a later date than the one requested, albeit only during the period that ends with the commencing date of the taxed lease.

         5.4 If the lessee proves that the lessor is to blame for the request not being submitted in time or not being granted, the amount corresponding to the value added tax referred to under 5.3 shall not be payable.

         5.5 If the lessor alienates the property hired or the building or complex of which the property hired forms part and the new owner also chooses a taxed lease, the lessor shall also be bound by the provisions of this article.

SPECIAL PROVISIONS:

RENT:

         The above-mentioned rent of F1 573,000.00 shall include a component of F1 26,000.00 as rent payable for the reserve building site. If during the lease period the lessee wishes to proceed to extension of the property hired and built, a new rent shall be fixed in consultation with the lessor on which occasion the basic rent shall be fixed at F1 547,000.00 say: FIVE HUNDRED AND FORTY-SEVEN THOUSAND GUILDERS exclusive of indexations.

LEASEE'S SECURITY:

         Van de Grift Holding B.V. shall guarantee timely commencement of building, finishing and also timely completion of the property hired. All this in conformity with the attached copy of the Inventair building plan schedule as prepared on 20th November 1991 by the architect. Stagnation in the timely issue of the building permit as a result of government procedures to be followed shall exclusively at the risk of lessee and lessor.

Bank guarantee

         7.1 in respect of the security to be given by the lessee the provisions of the general provisions under a shall apply.

         7.2 The amount referred to under 8.1 of the general provisions is hereby fixed between the parties at F1 679,000.00 say SIX HUNDRED AND SEVENTY-NINE THOUSAND GUILDERS to be filed at the latest 14 days after the signing of this agreement

Manager

         8. Until the lessor states otherwise Van de Grift Onroarend Goed B.V. shall act as manager.

Appendixes

         9. This agreement is accompanied by the following appendixes

-     the general provisions as referred to in 2.2.a
- the drawing of the property hired attached to this agreement and signed by the parties
- the description of the property hired attached to this agreement and signed by the parties
-     the bank guarantee as referred to under 7.

Special provisions

Thus drawn up and signed in    -fold
place Soest                    place Soest
date 31st January 1992         date 31st January 1992

(Lessor)                       (Lessee)
(signed) illegible             (signed) illegible
(signed) illegible             (signed) illegible

                                       Inventum
                                       Attn. Mr J. de Jager M.Sc.
                                       P.O. Box 4
                                       3720 AA BILTHOVEN


                                       Soeat, 26th August 1991


Subject: new accommodation of Inventair in Nieuwegein/Bilthoven

Dear Mr De Jager

         Following our talks, the confirmation of your interest to the Mayor and Aldermen of the Municipality of De Bilt and exchange of your provisional programme of desires, contractor Van de Grift will be pleased to conclude a contract for work with you on the basis of the following principal starting points:

1. Van de Grift is willing to make a general plan and to make a specified quotation.

2. On the basis of the specified quotation, the foundation expenses and the lease to be offered by you we shall bring in an investor who is prepared to buy the realized plan.

3.   Rent per sq.m. of hall space   Nieuwegein   F1   90.00
     Rent per sq.m. of office space Nieuwegein   F1  165.00

     Rent per sq.m. of hall space   Bilthoven    F1   90.00
     Rent per sq.m. of office space Bilthoven    F1  180.00

4. Finishing level: Office space including partitions to 80 running metres for every 100 sq.m. of office space, ceilings, lighting, central heating, sanitation space, exclusive of floor covering and sun protection. Hall space: free height from 5.50 metres, free span 12 metres, insulated sheet piling sections, steel construction, concrete floor 2,000 kg/sp.m. Electrical lighting, heating by means of heaters, Parapet 1.20 metres.

5. Development of Bilthoven/Nieuwegein. The choice of the place of establishment depends on internal and external factors. At this state the parties are concentrating on both locations. In the middle of September 1991 you will choose which final place of establishment we are going to develop.

6. From the date of the final choice arrangements will be made about risk, loss of interest etc.

         The plan will be further developed for the two locations and we trust that we are of service to you with this confirmation. After provisional determination of the foundation expenses and the investment value you will be offered a lease.

With kind regards,

                                                   Yours faithfully

                                                   "SCHOEMAN SOEST B.V."

                                                   (signed) illegible

                                                    B.J.A.N. Majoor




                                   Schedule
                                   Invantair
                                   building plant
                                   Nieuwegein


Your ref. a: neiuwegein            Soest, 20th November 1991


1. 1st December 91       1.1       Consultation principal/architect
   (2 mos.)                        about elaboration of building
                                   proposal into final design

                         1.2       Details p.v.a./finishing level

                         1.3       Consultation with fire
                                   department, urban development
                                   and building inspectorate

                         1.4       Financial examination

2. 1st March 1992        2.1       Submission of building
   (6 mos.)                        application

                         2.2       Start of preparatory work for
                                   building
                                   - specification
                                   - specification drawings
                                   - work drawings

   1st September 1992    2.3       Ultimate date for grant of
                                   building permit

3. 1st September 1992    3.1       start of structural work (after
   (4 mos.)                        construction industry holiday)

   1st January 1993      3.2       start of finishing
   (3 mos.)

   1st April 1993        3.3       completion (2 months' margin)
                                   for fitters

   1st June 1993         3.4       start of furnish/moving

   Final completion / commencing date of lease 1st June 1992

   1st July 1993         3.5       start of production by Invantair

For approval:   (signed) illegible      (signed) illegible
31st January 1992        Lessor                  Lessee

General provisions of lease for industrial space according to the model laid down by the Council for Real Estate and filed at the office of the clerk of the District Court of The Hague on 12th April 1989 and registered there under number 58/1989.

         The headings above the articles of these general provisions are only intended to make them easier to read. So the contents and tenor of the article included under a certain heading are not limited to that heading.

The property hired

         1.1 The property hired shall also include the installations and facilities present, in so far as they are owned by the lessor and are described in the signed description belonging to the agreement.

         1.2 The property hired shall be delivered and accepted in the condition as indicated in the signed description belonging to the agreement, or failing that the one in which it is at the time of delivery. If desired, the lessor may make changes or facilities in or at the property hired, at his expense, after consultation with the lessee.

Purpose and use

Use

         2.1 The lessee must use the property hired -- during the whole period of the agreement -- actually, properly and himself only in accordance with the purpose indicated in the lease and with observance of existing real rights and requirements imposed or yet to be imposed by the authorities or the public utilities. He must provide it with sufficient furniture and fixtures and keep it so provided.

         2.2 The lessee shall conduct himself in accordance with the provisions of the law and the local ordinances and also in accordance with the customs concerning hiring and letting, the prescriptions of the authorities, the public utilities, if applicable of the agency for Sprinkler protection and the insurers, and also in accordance with the oral and written instructions given by or on behalf of the lessor in the interest of a proper use of the property hired and the indoor and outdoor spaces, installations and facilities of the building or complex of which the property hired forms part, especially including those in respect of maintenance, appearance, sound level, order, fire safety, parking behaviour and the proper functioning of the building or complex of which the property hired forms part.

The lessee shall always see to any operations and measures required for the purpose as soon as possible.

         2.3 The lessee shall not cause other users of the same building or complex any nuisance or inconvenience and shall see to it that any third parties present with his approval and also his or their visitors do not do so either. The lessor shall not be obliged to enforce observance of this. But he does remain empowered to do so.
         Nuisance and inconvenience shall also include radio and television reception and the operation of other electrical appliances.
         2.4 If the property hired comprises shopping space or other industrial space in the sense of Section 1624 of the Civil Code, the lessee shall be obliged to keep the property hired open for the public in accordance with the nature of the business carried on by him in it and actually to carry on his business in it:
- If the property hired forms part of a shopping centre, shopping arcade or other group of shops during the opening hours of that shopping centre or that shopping arcade or that group of shops, including so-called late openings;
- if the property hired does not form part of a shopping centre or that shopping arcade or that group of shops, during the opening hours determined by the competent authority or failing that the customary opening hours for similar or at any rate comparable spaces.

Licences
         2.5.3 The lessee himself must see to compliance with the requirements including the possession of licences, permits, exemptions etc. in connection with the conduct of his business or profession in the property hired, including those in pursuance of the Nuisance Act and environmental laws. If those requirement are not or no longer complied with this shall never give the lessee occasion for rescission or annulment of the lease or for any other action against the lessor.
         2.5.2 If any alterations or facilities at or in the property hired are necessary in connection with 2.5.1., by order of the authorities or otherwise, it shall be the lessee's liability, without prejudice to the provisions under 2.9, that the requirements made or to be made by the authorities are met in the execution of the work, and also that any licences required are obtained while the cost of the alterations or facilities shall be for the lessee's account.

Associations
         2.6.1 If an association or another group of lessees or users of the building or complex of which the property hired forms part - for instance a shopkeepers' association or an association of users of factory halls in an industrial estate -- recognized by the lessor exists or is formed, the lessee shall be obliged to become a member of it immediately and to stay a member for the whole duration of the agreement and also to pay any amounts for his account because of this association or group on first demand.

         2.6.2. For the period that the lessee is not a member he shall owe the lessor the same amounts as those that he would owe as a member of the association or group.

         The lessor shall be obliged to pass on these amounts immediately to the association or group.

         The lessee shall not be permitted to cooperate in the creation of rules, decisions and the like of an association or group of lessees or users that conflict with the lease.

Advertising

         2.7 The lessor shall be entitled, after consultation with the lessee, both for his own benefit and for the benefit of the lessee or third parties, to use the roofs, outer facades, gardens and grounds of the property hired and of the building or complex of which the property hired forms part for (illuminated) advertising, signs and otherwise.

         When exercising this right the lessor shall take account of the lessee's interests that are justified in his opinion. The lessee shall be obliged to allow the work and facilities and shall never have any action against the lessor in the matter.

Apartments

         2.8.1. If the building or complex of which the property hired forms part is divided into apartments the lessee shall be obliged to observe the prescriptions following from the property division agreement, articles and rules concerning the use. The same shall apply if the building or complex is or becomes the property of a cooperative society.

         2.8.2. The lessor shall be obliged, in so far as this is within his control, not to cooperate in prescriptions that are in conflict with the lease.

         2.8.3 The lessor shall see to it that the lessee is given the prescriptions concerning use referred to under 2.8.1.

Prohibitions and rules of order

         2.9.1 The lessee shall not be permitted:

         a. to have materials that constitute a danger to the environment in, on at or in the direct vicinity of the property hired, including those that spread odours, constitute a fire hazard or are explosive, unless they belong to the normal stock in trade;

         b. to subject the floors of the property hired or of the building or complex of which the property hired forms part to higher loads than are permissible from an angle of building technology or have been indicated in the agreement;

         c. to use the property hired in such a manner that as a result of this use soil or other environmental pollution occurs, damage may be done to the property hired or the appearance of the property hired can be harmed, also including the use of means of transport that may damage the floors;

         d. to make alterations or facilities in or at the property hired that are contrary to the prescriptions of the authorities and of the public utilities or contrary to the conditions under which the owner of the property hired has acquired the ownership of the property hired or contrary to other real rights or that lead to nuisance for other lessees or neighbours or hinder them in their use.

         2.9.2. Without the lessor's prior written approval the lesses shall not be permitted:

         a. to make alterations or facilities in or at the property hired, also including the making of noles, however small, in the facades.

         b. to instal or have things, including name indications, advertising, signs, notices, publications, buildings, structures, soaffolds, packing, goods, vending machines, lighting, sun screans, aerials wits accessories, flag poles etc. on, at or in the direct vicinity of the property hired or to make windows non/transparent;

         c. to enter or allow others to enter the services and installation spaces, the roof terraces, roofs, gutters and spaces and places not intended for communal use of the property hired or of the building or complex of which the property hired forms part;

         d. to perform any acts in connection with the central installations;

         e. to park means of transport in other places than those designated for the purpose.

         2.9.3 The lessee shall be obliged to keep fire hydrants and fire hose reals and also escape routes in the property hire free from obstructions at all times, also those that serve as an escape route for other users of the building. In the event of a calamity the lessee must unable any other users to use the escape routes designated for them in so far as they are located in the property hired. Likewise in the event of a calamity the lessee shall be entitled to use the escape routes designated for him, even in so far as they are not located in the property hired.

         2.9.4 If a lift is part of the property hired or if the property hired can be reached by lift, the lessee and visitors can only make use of this lift at their own risk. All instructions given or yet to be given by or on behalf of the lessor, the installer of the lift or the authorities must be fallowed carefully. If and as long as this is necessary the lessor can put the lift installation out of operation without giving the lessee any right to compensation or reduction of the rent.

         2.9.5 If the property hired forms part of a building or complex the above provisions shall also apply, in so far as applicable, to the spaces of that building or complex not hired.

         2.9.6 The lessor may attach conditions to his approval and can withdraw his approval at all times, unless it has been agreed differently.

Subletting

         3.1 Without the lessor's prior written approval the lessee shall not be authorised to let, sublet or surrender the use of part of all of the property hired to third parties, or to assign all of some of the leasing rights to third parties or to bring them into a partnership, company or legal person, or to allot the leasing rights, in so far as they belong to a community, in the event of partition and distribution thereof.

         3.2 Any approval given by or on behalf of the lessor shall be once-only and shall not hold good for other or following cases.

         3.3 The lessor shall be entitled to attach conditions to his approval.

         3.4 Irrespective whether the lessor has given approval the lessee shall remain severally liable, without prejudice to liability of third parties, for the performance of the obligations under the lease. The lessee shall see to it that a third party that obtains leasing or user rights also accepts the liabilities resulting from the lease for the lessee or user.

         3.5 If the lessee acts contrary to the provisions of this article he shall forfeit to the lessor for every calendar day that the infringement lasts a time claimable at once and not susceptible of nitigation, equal to twice the daily rent effective for the lessee at that time without prejudice to the lessor's right to demand performance or rescission owing to default and also compensation.

Rent increase

         4.1 If it has been agreed in the lease that the rent shall be raised periodically this increase shall be affected on the basis of the annual price index number for family consumption, series for employees' families with a family income below the wage limit of the compulsory health insurance in 1985 (1985 - 100), published by the Netherlands Central Bureau of Statistics (CBS).

         The adjusted rent shall be calculated in accordance with the formula: the adjusted rent is equal to the applicable rent multiplied by the index number for the calendar year preceding the year in which the adjusted rent takes effect, divided by the index number for the calendar year preceding the date of commencement of the applicable rent.

         4.2 The rent shall not be adjusted if the adjustment should lead to a rent lower than the last one applicable.

         4.3 The adjusted rent shall apply, even if the adjustment is not communicated to the lessee.

         4.4 If the CBS discontinues publication of the said price index number or changes the basis of its calculation, an index number that is as comparable as possible shall be used.

         If there is disagreement on the subject the willing party can ask the managing director of the CBS for an opinion that shall be binding on the parties. Any expenses involved in this shall be borne by the parties, each for half.

End of the lease or use

         5.1 At the end of the lease and also at the end of the use, the lessee shall be obliged to deliver the hired property to the lessor to the lessor's satisfaction in the original condition -- being the condition laid down in the description drawn up at the start and signed as mentioned in 2.1 and failing that in good condition -- entirely vacated and free of use and user rights and properly cleaned and to hand over all the keys to the lessor. At his own expense the lessee shall be obliged to remove all matters that have been installed by him in, at or on the property hired or have been taken over by him from the previous lessee or user unless the parties agree differently on the subject. For matters not removed the lessor shall not owe the lessee any payment.

         5.2 If the lessee has terminated the use in a timely or untimely fashion without having handed over the keys to the lessor, the lessor shall be entitled to consider the lease ended, to gain access to the property hired at the lessee's expense and to take possession thereof, without the lessee having any right to compensation or anything else as a result.

         5.3 All the goods which the lessee has apparently abandoned by leaving them behind in the property hired when he actually left the property hired can be removed by the lessor, at the lessor's discretion, without any liability on his part, at the lessee's expense, unless the lessor knows that the following lessee has taken over the goods.

         In such a case the lessor's conduct shall be with the lessee's approval and shall be regarded between the parties as not being in conflict with Section 138 of the Criminal Code.

         5.4 In due time before the end of the issue or the use the parties are to inspect the hired property together, lay down their findings in an inspection report and agree in writing in what way any repairs appearing necessary during that inspection and the maintenance in arrear, in so far as they are for account of the lessee, shall be performed for account of the lessee.

         5.5 If the lessee does not cooperate in the inspection and the report in a reasonable time the lessor's inspection and his report of his findings shall be considered binding between the parties.

         5.6 The lessee must have performed the repairs mentioned in the inspection report and the maintenance whose performance is for his account in a timely fashion before the end of the lease to the lessor's satisfaction.

         5.7 If the written agreement referred to in 5.4 is not brought about within a reasonable period and also if the lessee does not or not sufficiently fulfil the obligations resulting from that agreement within a reasonable period set by the lessor, the lessor shall be entitled, after summons and notice of default, to carry out the relevant work for account of the lessee.

         5.8 For the time involved in the performance of the said repairs and the maintenance in arrear referred to in 5.6 and 5.7, counting from the date of the end of the lease, the lessee shall owe the lessor an amount calculated in accordance with the current rent and charge for additional supplies and services, without prejudice to the lessor's claim on compensation of the further damage and expenses.

         5.9 The provisions applicable under 5.4 through 5.8 shall apply accordingly if the inspection is only carried out after the property hired has been vacated by the lessee.

Damage

         6.1 The lessee shall be obliged to take the necessary suitable measures immediately to prevent and limit damage to the property hired -- and in so far as he has any possibility of doing so to the building or complex of which the property hired forms part and the adjacencies -- such as damage as a result of short circuit, fire, leakage, storm, frost, inflow or outflow of gases or liquids, including measures to prevent damage as a result of any weather condition. Moreover the lessee shall be obliged to inform the lessor forthwith if such damage or an event as referred to in 6.3 occurs or is about to occur.

         6.2 The lessee shall be liable to the lessor for all damage and losses caused to or undergone by the property hired unless the lessee proves that he, the persons whom he has admitted to the property hired, his personnel and the persons for whom he is liable are not to blame in the matter.

         6.3 The lessor shall not be liable for damage caused to the person or goods of the lessee or of third parties -- and the lessee indemnifies the lessor for claims of third parties in the matter -- by the occurrence and the consequences of visible and invisible defects to the property hired or the building or complex of which the property hired forms part or arisan owing to the occurrence and the consequences of weather conditions, of stagnation in the accessibility of the property hired, of stagnation in the supply of gas, water, electricity, heat, ventilation or air conditioning, of breakdown of the installations and equipment, of inflow and outflow of gases or liquids, of fire, explosion and other events, of interruption in the enjoyment of the lease and of interruption or shortcomings in the supplies and services, everything except in the event of damage is a result of gross culpability or serious negligence by the lessor in respect of the condition of the property hired or of the building or complex of which the property hired form part.

         6.4 The lessor shall never be liable for consequential loss of the lessee or for damage as a result of the activities of other lessees or of impediments in the use of the property hired that is caused by third parties.

Early termination, default

7.1  If the lessee

- does not pay the rent and the charge for additional supplies and services at the fixed times,

- discontinues his profession or business in the hired property entirely or for an important part,

-    fails to observe any other provision of the lease,

-    does not satisfy any condition attached to approval given by the lessor,

- loses the free disposal of his capital or part of it, not being a natural person, loses his legal personality, is wound up or liquidated in fact,

-    files a petition for an official moratorium or in bankruptcy,

-    is declared bankrupt,

-    offers a compromise outside bankruptcy or

-    if goods of the lessee are attached,

the lessor shall be entitled to give notice to terminate the lease immediately before the agreed time or, in so far as the law allows this, to declare the lease terminated with immediate effect, without any notice of default being required.

         7.2 The lessee shall be in default by the mere lapse of a certain period or by the mere occurrence of a circumstance as mentioned above.

         7.3 The lessee shall be obliged to pay the lessor for all damage, expenses and interests as a result of a circumstance referred to in 7.1 and as a result of early termination of the lease, also in the event of bankruptcy and an official moratorium. That damage shall at any rate include the rent, the charge for additional supplies and services, including the heating charges, the value added tax (VAT) and the other amounts payable according to the lease until the original contractual final date of the lease, the expenses of relating and also all expenses of measures both in and out of court incurred by the lessor, including those of legal aid in connection with a circumstance as stated in 7.1.

         7.4 The provisions under 7.1 through 7.3 do not exclude the lessor's power to exercise his other rights, including his right to demand performance with compensation or rescission with vacation and compensation by virtue of the provisions of Section 1302 of the Civil Code or Section 39 of the Bankruptcy Act.

         7.5 If the lessee fails to do things the lessor himself shall be entitled automatically and without judicial interposition to (have others) perform them at his discretion at the lessee's expense and risk.

Bank guarantee

        8.1 As security for the proper fulfilment of his obligations from the lease the lessee shall give the lessor a bank guarantee to the lessor's satisfaction at the time when the lease is signed, amounting to a sum yet to be determined in the lease, related to the lessee's obligation of payment to the lessor, increased by the applicable value added tax (VAT). This bank guarantee must also be valid for the renewals of the lease including any amendments thereof, must remain valid until three months after termination of the lease and must also apply to the lessor's legal successors.

         8.2 The lessee shall not be entitled to set off any amount against the bank guarantee.

         8.3 If the bank guarantee has been used, the lessee shall provide a new bank guarantee to the original amount on the lessor's first demand.

         8.4 After an upward adjustment of the rent, of the charge for supplies and services or the advance thereon and of the applicable value added tax the lessee shall be obliged to provide a new bank guarantee on the lessor's first demand to an amount adjusted to the new obligation of payment increased by the applicable value added tax (VAT).

         8.5 Prior to the commencement of any new lease period on the strength of a lease renewal, the lessee shall provide a new bank guarantee on the lessor's first demand to an amount adjusted to the new obligation of payment increased by the applicable value added tax (VAT).

         8.6 If the lessee does not meet the obligations described in this article he shall forfeit to the lessor for every transgression a fine immediately claimable and not susceptible of mitigation to the amount of Fl 500.00 for every calendar day that he remains in default after the default has been pointed out to him by registered letter.

Maintenance

For the lessor's account

         9.1 Unless it is a matter of operations that must be considered minor and daily repairs in the sense of the law (Sect. 2519 of the Dutch Civil Code) or operations on matters that have not been installed by or on behalf of the lessor, the lessor shall bear the cost of

         a. maintenance, repair and renewal of structural parts of the property hired, such as foundations, columns, beams, structural floors, roofs, roof terraces, bearing walls, outside facades (with the exception of window panes);

         b. maintenance, repair and renewal of stairs, stair treads, lines, sewers, drains, gutters, outside frames, etc., without prejudice to the provisions under 9.2.1.;

         c. repair and renewal of installations, such as the lift, central heating and fire hydrant booster installations;

         d. outdoor paintwork.

For the lessee's account

         9.2 The lessee shall bear the cost of all other maintenance, repair and renewals such as:

         a. internal maintenance not being maintenance as referred to under 9.1, and also the external maintenance if and in so far as it is a matter of operations that must be considered minor and daily maintenance in the sense of the law (Sect. 1618 of the Dutch Civil Code), all this without prejudice to the further provisions here;

         b. the expenses of a service subscription for the installations serving the property hired or the building or complex of which the property hired forms part such as a lift, fire hydrant booster or central heating installation, or at any rate in so far as those expenses are due for:

- performing periodical preventive maintenance including the performance of inspection work and keeping moving parts operational (corrective maintenance);

- replacing parts that are subject to rapid wear and that must be replaced during almost every maintenance job;

-    removing breakdowns outside normal office hours;

-    performing minor repairs;

- everything that can furthermore be considered minor and daily maintenance in the sense of the law (Sect. 1619 of the Dutch Civil Code);

         c. renewal of lamps, broken (plate glass) windows, glass doors and glass partitions;

         d. maintenance of fences, gardens and grounds;

         e. maintenance, repair and renewal in similar design of ironmongery, taps, switches, wall sockets, bell installations, lighting (including fixture), sun screen, floor covering, soft furnishing, window panes, interior paintwork, sinks, sanitation, mirrors, cisterns;

         f. cleaning work of the property hired both internally and externally, which shall also include the cleaning of windows, frames and facades and at least the cleaning of gutters and the sweepings of chimneys once a year, and also the unplugging of pits, sewers and drains;

         g. maintenance, repair and renewal of matters that have not been installed by or on behalf of the lessor;

         h. maintenance, repair and renewal that have become necessary owing to the actions or omissions of the lessee himself, his personnel, of those persons for whom he is liable and of those persons whom he has admitted to the property hired.

         9.3 If upon being summoned to do so, the lessee fails to perform or have others perform maintenance, repair or renewal at his expense -- or if the lessor's opinion such work has been done in an injudicious or poor manner -- the lessor shall be entitled, after summons and notice of default, to perform or have other perform them at the lessee's expense and risk. If the operations for the lessee's account cannot brook delay the lessor shall be entitled to perform them or have them performed immediately at the lessee's expense.

         9.4 If the lessor considers it necessary to perform or have others perform maintenance, repair, renovation or other operations to the property hired or the building or complex of which the property hired forms part or to adjacencies or if they are necessary in connection with requirements or measures of the authorities or public utilities, the lessee shall admit the persons necessary to perform those operations and those measures in the property hired and shall allow those operations and measures and any nuisance without being able to claim any compensation or reduction of the obligation to pay or dissolution of the lease in return, even if all this takes more than forty days. If possible the lessor shall consult with the lessee about the time of execution of the operations.

Access of lessor

         10.1 The lessor and all persons to be appointed by him shall be entitled to have access to the property hired -- apart from emergencies -- after prior notification at any time on working days between 08.00 hours and 17:30 hours for inspection of the condition of the property hired, for the operations and measures mentioned under 1.2, 2.7 and 9 and for valuations.

         10.2 In the event of an intended sale or auction of the property hired, and during one year before the end of the lease the lessee shall be obliged without any compensation, after prior notification by the lessor or his attorney, to provide an opportunity to view the hired property during at least two working days a week and he shall allow the customary "for sale" or "to let" signs or posters on or at the property hired.

Charges for energy etc. and for supplies and services

         11.1 In addition to the rent the lessee shall bear the charges for the consumption of water and energy for the property hired, including the expenses of entering into an agreement for supply and meter rent, and also any other expenses and fines that are charged by the public utilities. The lessee himself must conclude the supply contracts with the relevant bodies, unless the property hired has no separate connections and the lessor takes care of these matters as part of the agreed supplies and services.

         11.2 If no additional supplies and services are agreed, the lessee shall take care of all matters and performances as mentioned below at his own expense and risk and to the lessor's satisfaction. In that case the lessee himself shall conclude service contracts in connection with the installations, to be approved beforehand by the lesser.

         11.3 If additional supplies and services have been agreed, the lessor shall fix the charge payable for it by the lessee on the basis of the costs that are involved in the supplies and services and the related administrative work. In so far as the property hired forms part of a building or complex and the supplies and services also relate to other parts belonging to it, the lessor shall fix the lessee's share in the charges for those supplies and services that he believes to be reasonable. In that connection the lessor need not make any allowance for the circumstance that the lessee does not use one or more of these supplies and services. If one or more parts of the building or complex are not being used, the lessor shall see to it, when fixing the lessee's share, that it does not become higher than when the building or complex would be fully used.

         11.4 Every year the lessor shall furnish the lessee with a categorized review of the charges for the supplies and services, stating the method of calculation thereof and, in so far as applicable, the lessee's share in those charges.

         11.5 Any amount underpaid by the lessee or overcharged by the lessor, according to the review for the relevant period, taking account of advances, shall be paid as yet or refunded within one month after production of the review. If the accuracy of the review is contested this shall not suspend this obligation.

         11.6 The lessor shall be entitled to limit or extend the supplies and services after consultation with the lessee. In that connection or otherwise he can adjust the advance payable by the lessee on the charge for supplies and services to the costs expected by him.

         11.7 If the supply of heat or hot water is among the supplies and services the lessor shall be entitled to adapt the method of determining the consumption and corresponding lessee's share in the charge for consumption, after consultation with the lessee. If the consumption of heat or hot water is determined on the basis of consumption meters and the malfunctioning of these meters should cause any conflict about the lessee's share in the supply charges, the statement of the presumable share by a company specializing in measuring and determining the heat consumed, consulted by the lessor, shall be binding. This shall also apply to damage, destruction or fraud in connection with meters, irrespective of any other rights that the lessor should have in that case vis-a-vis the lessee, such as the right to repair or renewal of the maters and compensation of the loss suffered.

Expenses

         12. In all cases in which the lessor has a summons, notice of default or writ served on the lessee, or in the event of legal actions against the lessee to compel him to perform this agreement or to vacate the property hired, the lessee shall be obliged to pay the lessor all the expenses, both in and out of court -- with the exception of legal costs to be paid by the lessor in pursuance of a final court order. The expenses incurred shall be fixed beforehand between the parties at an amount that is not lower than the customary rate that is used by bailiffs

Payments

         13.1 Payment of the rent and of any other dues payable under this agreement shall be made at the latest on the due day in legal Dutch tender -- without any discount, deduction or net-off against a claim that the lessee has or believes to have on the lessor -- at the lessor's office or by payment into or transfer to an account yet to be stated by the lessor.

The lessor shall be free to change the place or method of payment by means of a written statement to the lessee. The lessor shall be entitled to determine from which outstanding claim under the lease a payment received by him from the lessee shall be deducted.

         13.2 If an amount payable by the lessee on the strength of the lease is not paid promptly on the due date, the lessee shall forfeit to the lessor, automatically, for each instance that he is in default, from the due date, a fine immediately claimable and not susceptible of mitigation to the amount of 2% a month of the amount due with a minimum of Fl 250.00 per calendar month, with any part of a month counting as a full month.

Taxes, burdens, levies, premiums, etc.

         14.1 The following charges shall be paid by the lessee even if the lessor receives assessments for them:

         a. the real estate tax in respect of the actual use of the property hired and the actual shared use of the service spaces, general spaces and so-called sommunal spaces;

         b. other existing or future taxes, sufferance taxes, burdens, levies and dues in respect of the property hired and of property of the lessee:

         c. environmental levies including the pollution levy for surface waters and the contribution to cleaning charges for waste water and amounts on the strength of environmental protection in any other levy.

         14.7 If as a result of the nature or performance of the lessee's profession or business a higher fire insurance premium than usual is charged for building or contents of the property hired or complex of which the property hired forms part to the lessor or other lessees of the building or complex, the lessee shall pay the excess above the normal premium to the lessor or those other lessees. The lessor and other lessees shall be free in the choice of the insurance company, the determination of the sum insured and also in the assessment of the reasonability of the premium due.

Several liability and indivisibility

         15.1 If different (natural or legal) persons have bound themselves as lessees they shall always be severally and independently liable for the whole to the lessor for all commitments resulting from the lease and they shall not be entitled to rely on the provisions of the Sections 1460 (1) and 1476 of the Civil Code.

         15.2 The commitments from the lease shall be indivisible, also as far as the lessee's heirs and legal successors are concerned.

Untimely availability

         16. If the property hired is not available on the agreed commencing date of the lease because the property hired has not been completed in time, the previous user has not vacated it in time or the lessor has not yet obtained the permits to be obtained by him from the authorities, the lessee shall not owe any rent or charge for additional supplies and services until the date of availability and his other obligations and the agreed periods shall advance accordingly. The lessor shall inform the lessee of an impending delay at least a month beforehand, if possible.

         The lessor shall not be liable for any damage, of whatever nature, that the lessee could suffer if the property hired cannot be delivered on the agreed date.

         The lessee cannot claim any rescission unless the late delivery has been caused by deliberate actions or omissions of the lessor and entails such a delay that it cannot be expected of the lessee in reason that the agreement be maintained (without amendment).

Domicile

         17. In respect of everything relating to the lease the lessee shall choose domicile in the property hired.

Manager, complaints

         18.1 If a manager has been or is appointed by the lessor, the lessee shall contact the manager about all matters relating to the agreement.

         18.2 The lessee shall submit complaints and wishes in writing. In urgent cases this can be done orally. In such cases the lessee shall confirm such a complaint or wish in writing as soon as possible.